UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
November 7, 2007
EZCORP, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	0-19424	74-2540145

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1901 CAPITAL PARKWAY AUSTIN, TEXAS	78746

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(512) 314-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On November 7, 2007, EZCORP, Inc. (“the Company”) entered into an advisory services agreement with Madison Park, a related party, (the “MP Agreement”). The MP Agreement is effective as of October 1, 2007. Prior to approving the MP Agreement, the Board of Directors appointed a special committee comprised of the four independent directors of the Company (the “Committee”) to perform a review of the Company’s relationship with Madison Park (the “Review”). The Review included a review of the advisory services provided to the Company by Madison Park during the Company’s 2005 through 2007 fiscal years, a determination whether to continue utilizing Madison Park’s services, and a determination whether to enter into a new advisory services agreement with Madison Park. The Committee was also authorized to retain consultants and to review, negotiate, and approve the contractual terms of any agreement. As part of the Review, the Committee retained a qualified, independent financial advisory firm to evaluate the MP Agreement and render a fairness opinion, from a financial point of view of the fee to be paid to Madison Park relative to the reasonable market rates for the services contemplated in the MP Agreement. Based on the Committee’s findings and conclusions, it elected to negotiate and approve the terms of the MP Agreement. The MP Agreement requires Madison Park to provide advice on the Company’s business and long-term strategic plan including, but not limited to, acquisitions and strategic alliances, operating and strategic objectives, investor relations, relations with investment bankers and other members of the financial services industry, international business development and strategic investment opportunities, and financial matters. The monthly fee for the services is $150,000. The MP Agreement has a one-year term and either party may terminate the MP Agreement at any time on thirty days written notice. A copy of the agreement is attached hereto as Exhibit 10.107.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

10.107	Advisory Services Agreement between EZCORP, Inc. and Madison Park LLC.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC. (Registrant)
Date: November 7, 2007	By:	/s/ Daniel N. Tonissen
(Signature)
Senior Vice President, Chief Financial Officer, and Director

EXHIBIT INDEX

10.107	Advisory Services Agreement between EZCORP, Inc. and Madison Park LLC.